Consent of Independent Registered Public Accounting Firm
The Board of Directors
Cowen Inc.:
We consent to the use of our report dated March 4, 2020, with respect to the consolidated statement of financial condition of Cowen Inc. as of December 31, 2019 and 2018, the related consolidated statements of operations, comprehensive income (loss), changes in equity, and cash flows for each of the years in the three-year period ended December 31, 2019, and the related notes, and the effectiveness of internal control over financial reporting as of December 31, 2019, incorporated herein by reference.

/s/ KPMG LLP
New York, New York
March 5, 2020